EMCORE Corporation
10420 Research Road, SE
Albuquerque, New Mexico 87123

November 16, 2007

Dear [________]:

I am writing to you as one of the major shareholders of EMCORE Corporation to request your assistance in meeting an important corporate goal. Our 2007 Annual Meeting of Shareholders is scheduled for December 3, 2007, which is the earliest practical date we could hold the meeting after we became current on our SEC filings.  We chose this date in order to resolve our last remaining issue with NASDAQ.  Unfortunately, this has left us very little time to solicit proxies from our shareholders.

The full proxy package, including our 2006 Annual Report and 2007 Proxy Statement and proxy card, will be mailed today.  I have enclosed for your convenience copies of the  Annual Report and Proxy Statement (proxy cards are controlled documents).  In order to insure that EMCORE has a quorum for its meeting, I urgently request that you do the following:

-If you hold your shares in street name, please contact your broker and request information as to how to vote your shares online or by telephone.

-If you hold your shares in your own name, please complete and return the proxy card as soon as you receive the proxy package from the transfer agent.

I hope to contact you personally over the next several days in this regard.  In the meantime, if you have any questions please feel free to contact me personally at
609-671-6401.

Sincerely,

/s/ Reuben F. Richards, Jr.
Reuben F. Richards, Jr.
Chief Executive Officer and Director